                                                                    EXHIBIT 10.8




                               PURCHASE AGREEMENT



                                     among



                              HECLA MINING COMPANY
                                 ("Purchaser")



                                     -and-



                             GERALD AND GAE TAYLOR,
                        FRANK J. AND SHARON D. DANIELS,
                           DEE R. and DONNA THUESON,
                          CLAIR O. and ANN B. THUESON,
                          NEIL H. AND LINDA J. KNUDSEN
                                  ("Sellers")





                            DATED:  October 26, 1993

                            SHARE PURCHASE AGREEMENT

                                     INDEX


                                                                  Page
                                                                  ----
ARTICLES
- --------

 1       Interpretation........................................     2
         1.1  Defined Terms....................................     2
         1.2  Best of Knowledge................................     8
         1.3  Schedules........................................     9
         1.4  Choice of Law....................................     9
         1.5  Interpretation Not Affected by Headings or Party
                Drafting.......................................     9
         1.6  Number and Gender................................    10
         1.7  Time of Essence..................................    11

 2       Purchase and Sale.....................................    11
         2.1  Corporation's Shares.............................    11
         2.2  Purchase Price...................................    11
         2.3  Payment of Purchase Price........................    11
         2.4  Adjustment.......................................    12

 3       Representations and Warranties........................    14
         3.1  Representations and Warranties by the Sellers....    14
              (1)  Authority and Binding Obligation............    14
              (2)  No Other Purchase Agreements................    15
              (3)  Status......................................    15
              (4)  No Violation................................    16
              (5)  Corporate Records...........................    17
              (6)  Authorized and Issued Capital...............    17
              (7)  Shareholders Agreements, Etc................    18
              (8)  Financial Condition.........................    18
              (9)  No Material Adverse Condition...............    19
             (10)  Environmental...............................    19
             (11)  Liabilities of the Corporation..............    20
             (12)  Outstanding Debts...........................    20
             (13)  Dividends and Distributions.................    21
             (14)  Litigation..................................    22
             (15)  Title to Assets.............................    22
             (16)  Properties..................................    23
             (17)  Subsidiaries and Other Interests............    23
             (18)  Restrictions on Doing Business of the
                     Corporation...............................    23
             (19)  Good Standing of Agreements.................    24





                                      (i)

                            SHARE PURCHASE AGREEMENT

                                                               Page
                                                               ----
ARTICLES
- --------

         3.1  Representations and Warranties by the Sellers (Continued)
             (20) Tax Liabilities..............................  25
             (21) Other Returns................................  26
             (22) Compliance with Laws.........................  26
             (23) Copies of Documents..........................  27
             (24) Disclosure...................................  27
         3.2  Representations and Warranties by the Purchaser..  27
              (1) Corporate Authority and Binding Obligation...  28
              (2) Status.......................................  28
              (3) No Violation.................................  29
              (4) Purchaser's Shares...........................  29
              (5) Compliance with Laws.........................  30
              (6) Disclosure...................................  31

 4       Survival Of Representations and Warranties............  31
         4.1  Survival of Representations and Warranties.......  31
 5       Covenants.............................................  33
         5.1  Covenants by the Sellers.........................  33
              (1) Inspection of Records........................  33
              (2) Transfer of Corporation's Shares.............  34
              (3) New Agreements...............................  34
              (4) Business of Corporation During Interim
                    Period.....................................  34
              (5) Verification of scoria and peat reserves.....  36
              (6) Sale of Purchaser's Shares...................  36
         5.2  Covenants by the Purchaser.......................  36
              (1) Issue of Purchaser's Shares..................  36
              (2) Registration and Listing of Purchaser's
                    Shares.....................................  37
              (3) Trading Limitation of Purchaser's Shares.....  41
              (4) Release of Sellers Guarantee of
                    Corporation's Debt.........................  42
              (5) Nontransferability & Nonassignability........  42
         5.3  Confidentiality..................................  43

 6       Conditions............................................  44
         6.1  Conditions to the Obligations of the Purchaser...  44
              (1) Accuracy of Representations and Warranties
                    and Performance of Covenants...............  44
              (2) No Restraining Proceedings...................  45




                                      (ii)

                            SHARE PURCHASE AGREEMENT

                                                               Page
                                                               ----
ARTICLES
- --------

         6.1  Conditions to the Obligations of the
                Purchaser (Continued)
              (3) No Material Adverse Change..................   46
              (4) Regulatory Approvals........................   46
              (5) Opinion of Sellers' Counsel.................   46
              (6) Compliance with Terms, Covenants and
                    Conditions................................   46
              (7) Execution of Agreements.....................   47
              (8) Non-Competition Agreement...................   47
              (9) Directors Approval..........................   47
             (10) Amount of scoria and peat reserves..........   47
             (11) Amount of Adjustment........................   47
         6.2  Conditions to the Obligations of the Sellers....   48
              (1) Accuracy of Representations and Warranties
                    and Performance of Covenants..............   48
              (2) No Restraining Proceedings..................   49
              (3) No Material Adverse Change..................   49
              (4) Regulatory Approvals........................   50
              (5) Opinion of Purchaser's Counsel..............   50
              (6) Compliance with Terms, Covenants and
                    Conditions................................   50
              (7) Amount of Adjustment........................   51
         6.3  Waiver or Termination by Purchaser..............   51
         6.4  Waiver or Termination by Sellers................   52

 7       Acknowledgements.....................................   53
         7.1  Unregistered Shares.............................   53
         7.2  Nature of Purchase..............................   53

 8       Closing..............................................   54
         8.1  Location........................................   54
         8.2  Transfer........................................   54
         8.3  Payment.........................................   54
         8.4  Termination.....................................   55

 9       Indemnification and Set-Off..........................   55
         9.1  Indemnity by the Sellers........................   55
         9.2  Indemnity by the Purchaser......................   57
         9.3  Provisions Relating to Indemnity Claims.........   58





                                     (iii)

                            SHARE PURCHASE AGREEMENT

                                                                Page
                                                                ----
ARTICLES
- --------

10       General Provisions....................................   60
         10.1 Further Assurances...............................   60
         10.2 Notices..........................................   61
         10.3 Counterparts.....................................   62
         10.4 Expenses of Parties..............................   62
         10.5 Brokerage and Finder's Fees......................   63
         10.6 Disclosure.......................................   63
         10.7 Assignment.......................................   63
         10.8 Successors and Assigns...........................   64
         10.9 Entire Agreement.................................   64
         10.10 Waiver..........................................   64
         10.11 Amendments......................................   65



Schedule A   - Financial Statements
Schedule B   - Litigation
Schedule C-1 - Real Properties of the Corporation
Schedule C-2 - Personal Properties of the Corporation
Schedule D   - Tax Issues
Schedule E   - New Agreements
Schedule F   - Opinion of Sellers' Counsel
Schedule G   - Non-Competition Agreement
Schedule H   - Opinion of Purchaser's Counsel





                                      (iv)

                            SHARE PURCHASE AGREEMENT


         THIS AGREEMENT made as of the 26th day of October, 1993.

A M O N G:

         HECLA MINING COMPANY, a corporation incorporated under the laws of the State of Delaware

         (hereinafter referred to as the "Purchaser");


                                     -and-



         GERALD TAYLOR and GAE TAYLOR, husband and wife (hereinafter referred to as "Taylor");

         FRANK J. DANIELS and SHARON D. DANIELS, husband and wife (hereinafter referred to as "Daniels");

         DEE R. THUESON and DONNA THUESON, husband and wife, (hereinafter referred to as "D. Thueson");

         CLAIR O. THUESON and ANN B. THUESON, husband and wife, (hereinafter referred to as "C. Thueson");

         NEIL H. KNUDSEN and LINDA J. KNUDSEN, husband and wife (hereinafter referred to as "Knudsen");

         (hereinafter jointly referred to as the "Sellers")



         WHEREAS, the Sellers are the registered and beneficial owners of one hundred percent (100%) of the issued and outstanding common shares in the capital of Mountain West Bark Products, Inc., a corporation incorporated under the laws of the State of Idaho (the "Corporation");

         AND WHEREAS, the Purchaser wishes to purchase, and the Sellers wish to sell, one hundred percent (100%) of the issued and outstanding shares in the capital of the Corporation (the "Corporation's Shares") on the terms and conditions herein contained;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained, the parties hereto hereby covenant and agree as follows:

                                   ARTICLE 1

                                 INTERPRETATION

1.1  Defined Terms

         In this Agreement and in the Schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms and expressions shall have the following meanings:

         (a) "Bank of Commerce Debt" means the indebtedness of the Corporation to the Bank of Commerce with principal offices in the city of Idaho Falls, State of Idaho, pursuant to those certain notes for which Sellers may be liable by virtue of Sellers' personal guaranty to The Bank of Commerce including: note number 4011900717 dated November 4, 1992, in the original principal amount of $500,200.00, the outstanding balance of which on August 31, 1993, was $292,180.93, and note number 4011900081 dated
              September 7, 1990, in the original principal sum of

              $1,000,000.00, the outstanding balance of which on August 31, 1993, was $454,964.37.

         (b) "Business" with respect to the Corporation means the business carried on by the Corporation which primarily involves the acquisition, exploration, mining development, processing and marketing of scoria, bark products, soil and soil additives;

         (c) "Business of the Purchaser" means the business carried on by the Purchaser which primarily involves the acquisition, exploration, development and management of resource properties;

         (d) "Business Day" means any day other than a day which is a Saturday, a Sunday or a statutory holiday;

         (e) "Closing" means the closing of the purchase and sale of the Corporation's Shares on the Closing Date;

         (f) "Closing Date" means November 30, 1993, or such other date as may be mutually agreed to by the Sellers and the Purchaser;

         (g) "Closing Time" means 10:00 a.m. (Pacific Standard Time) on the Closing Date or such other time on the Closing Date as the parties hereto may agree upon;

         (h) "Condition" of the Corporation means the condition of the assets, liabilities, operations, activities, earnings, prospects, affairs or financial position of the Corporation, as the case may be;

         (i) "Corporation's Shares" means 74,506 common shares $1.00 par value of the Corporation which represents 100% of the issued and outstanding capital of the Corporation;

         (j) "Encumbrances" means mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

         (k) "Financial Statements" of the Corporation means the unaudited (unconsolidated or consolidated, as the case may be) financial statements as at and for the fiscal year ended on August 31, 1993, including the balance sheet and income statement together with the notes to such financial statements, all as telecopied to Purchaser on September 27, 1993, copies of which are attached hereto as Schedule A;

         (l) "Interim Period" means the period from and including the date of this Agreement to and including the Closing Date;

         (m) "Key Bank Debt" means any indebtedness of the Corporation to the Key Bank of Idaho, Rexburg Branch, located in the city of Rexburg, State of Idaho, for which Sellers may be liable by virtue of Sellers' personal guaranty to Key Bank of Idaho, pursuant to that certain note dated December 24, 1992, Note No. 000329 as in the original principal amount of $651,512.01 as thereafter extended pursuant to agreements dated October 5, 1993, and that certain Note and Security Agreement dated September 24, 1991, in the original principal sum of $13,305.00, the outstanding balance of which on August 31, 1993, was $5,621.78 covering a 1990 Ford Truck, VIN #2FTEF14N3LCA08543;

         (n) "Letter of Intent" means the letter of the Purchaser dated March 22, 1993, addressed to the Sellers and accepted by the Sellers March 22, 1993;

         (o) "person" means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization;

         (p) "Properties" of the Corporation means (i) all interests in real property including all fee interests, leases, letters of intent, water rights, and any equitable or other interests which are more fully described in Schedule C-1, attached hereto and incorporated herein by this reference, and (ii) all personal property, including all chattel, equipment, rolling stock, fixtures and other movable property with a fair market value in excess of $2500, and as recorded on the depreciation schedules of the Corporation, which are more fully described in Schedule C-2, attached hereto and incorporated herein by this reference;

         (q) "Purchase Price" shall have the meaning set out in Section 2.2 hereof, which is the consideration payable by the Purchaser to the Sellers for all of the Corporation's Shares issued and outstanding, as provided herein;

         (r) "Purchaser's Shares" means 655,000 common shares $.25 par value in the capital of the Purchaser to be delivered to Sellers at Closing. As to the Purchaser's Shares, once issued such securities shall cease to be Purchaser's

              Shares when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act (as hereinafter defined) and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been sold pursuant to Rule 144 (or any successor provision) under the Securities Act,
              (iii) such securities shall have been otherwise transferred and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by Purchaser or (iv) such securities shall have ceased to be outstanding.

         (s) "Registration Expenses" means any and all expenses incident to performance of or compliance with this Agreement, including without limitation, (i) all SEC (as hereinafter defined) and stock exchange or National Association of Securities Dealers, Inc. registration and filing fees, (ii) all fees and expenses of complying with securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Purchaser's Shares), (iii) all printing, messenger and delivery expenses,
              (iv) the fees and disbursements of counsel for Purchaser and of Purchaser's independent public accountants, including the expenses of any special audits and/or "cold comfort" letters required by or incident to such performance and compliance; but excluding (x) the fees and disbursements of counsel, if any, retained by any of the Sellers
              (y) any fees and disbursements of underwriters, if any, or fees and expenses of any special experts, if any, retained by or at the request of Sellers in connection with the registration and
              (z) underwriting discounts and commissions and transfer taxes, if any.

         (t) "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

         (u) "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

         (v)  "Statement Date" means August 31, 1993.

1.2  Best of Knowledge

         Any reference herein to "the best of the knowledge" of a party shall be deemed to mean the actual knowledge of a party and the knowledge which it would have had if it had conducted a diligent inquiry into the relevant subject matter.

1.3  Schedules

         The Schedules listed in the Table of Contents to this Agreement and which are attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof.

1.4  Choice of Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho. The parties agree that the courts of the State of Idaho shall have exclusive jurisdiction to determine all disputes and claims arising between the parties.

1.5  Interpretation Not Affected by Headings or Party Drafting

         The division of this Agreement into articles, sections, paragraphs, subsections and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement," "hereof," "herein," "hereunder" and similar expressions refer to this Agreement and the Schedules hereto and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Each party hereto acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

1.6  Number and Gender

         In this Agreement, unless there is something in the subject matter or context inconsistent therewith,

         (a) words in the singular number include the plural and such words shall be construed as if the plural had been used,

         (b) words in the plural include the singular and such words shall be construed as if the singular had been used, and

         (c) words importing the use of any gender shall include all genders where the context or party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

1.7  Time of Essence

         Time shall be of the essence of this Agreement.

                                   ARTICLE 2

                               PURCHASE AND SALE

2.1  Corporation's Shares

         On the terms and subject to the fulfillment of the conditions hereof, the Sellers hereby agree to sell, assign and transfer to the Purchaser, and the Purchaser hereby agrees to purchase and accept from the Sellers the Corporation's Shares.

2.2  Purchase Price

         The price (the "Purchase Price") payable by the Purchaser to the Sellers for the Corporation's Shares shall be the Purchaser's Shares.

2.3  Payment of Purchase Price

         The Purchase Price shall be paid and satisfied in full at the Closing by the issuance and delivery by the Purchaser to the Sellers of certificates of the Purchaser's Shares as fully paid and non-assessable, distributed to the Sellers as follows:

SELLERS                              Distribution of Purchaser's Shares
- -------                              ----------------------------------

TAYLOR                               655,000 x 33.62145% = 220,220
DANIELS                              655,000 x 27.15217% = 177,847
D. THUESON                           655,000 x 16.81072% = 110,110
C. THUESON                           655,000 x 16.81072% = 110,110
KNUDSEN                              655,000 x  5.60494% =  36,713
                                               ---------   -------
Total                                               100%   655,000
                                                    ====


2.4  Adjustment

         The parties agree that Purchaser shall conduct an audit of the Financial Statements and, as soon as reasonably practicable and not later than fourteen (14) days prior to the Closing Date, prepare and submit to Sellers an audited balance sheet for the Corporation as of the Statement Date ("Final Balance Sheet"). The Final Balance Sheet shall be prepared in accordance with generally accepted accounting principles and shall be in a format consistent with the balance sheet comprising a part of the Financial Statements.

         The Final Balance Sheet shall be compared against the balance sheet comprising the balance sheet in the Financial Statements for the period ending on the Statement Date. The audit shall accept the values stated in the Corporation's Financial Statements for the fixed assets and the volume and value of fungible inventory actually in the Corporation's possession on the Statement Date; in the event such fixed assets were not actually in the Corporation's possession on the Statement Date, an adjustment shall be made as a portion of the following procedure. The aggregate difference between the amount of any and all accounts on the Final Balance Sheet and the amount of any and all accounts on the balance sheet in the Financial Statements at the Statement Date (the "Aggregate Difference"), if less than one hundred eighty-six thousand dollars ($186,000) shall be paid to the appropriate party, as follows: if the Aggregate Difference results in net reduction of the accounts on the Final Balance Sheet, then Sellers, jointly and severally, agree to pay to Purchaser the entire amount of the Aggregate Difference. If the Aggregate Difference results in net increase of accounts on the Final Balance Sheet, Purchaser shall pay Sellers the entire amount of the Aggregate Difference. If the Aggregate Difference exceeds one hundred eighty-six thousand dollars ($186,000), neither party shall be obligated to make any payment or to close the transaction contemplated in this Agreement, as specified in Article 6 hereof. Any payment pursuant to this section shall be made to Purchasers or Sellers, respectively, in cash or certified funds, at December 31, 1993.

         The Sellers shall have ten (10) days from their receipt of the Final Balance Sheet to review the Final Balance Sheet and provide Purchaser with any written objections to the balance sheet presentation. In the event the Sellers do not object to the Final Balance Sheet within said period of time, the Final Balance Sheet shall be deemed correct and shall be used for the purposes of the adjustment. In the event that the Sellers object to the Final

Balance Sheet, the parties shall endeavor to resolve their differences within a period of four (4) days; provided, however, if the parties are unable to resolve their differences, Closing shall take place on the Closing Date, and the Final Balance Sheet shall be prepared by Coopers & Lybrand. The Purchaser and Sellers shall equally share the cost of the accounting firm's preparation of the Final Balance Sheet. The balance sheet prepared by Coopers & Lybrand shall be the Final Balance Sheet for the purposes of the adjustment, and the Aggregate Difference, if any, shall be paid by the appropriate party within ten
(10) days of receipt thereof, if the Final Balance Sheet is provided after December 21, 1993.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties by the Sellers

         The Sellers hereby jointly and severally represent, warrant and covenant to the Purchaser as follows, and acknowledge that the Purchaser is relying upon such representations, warranties and covenants in connection with the purchase of the Corporation's Shares as herein provided:

(1) Authority and Binding Obligation. The Sellers have taken all necessary or desirable actions, steps, corporate action and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement and the sale and conveyance of the Corporation's Shares to the Purchaser. This Agreement is a legal, valid and binding obligation of the Sellers, enforceable against each of them in accordance with its terms subject to the laws affecting the enforcement of creditors rights generally and the availability of discretionary judicial remedies.

(2) No Other Purchase Agreements. As of Closing, no person will have any written or oral agreement, assignment, option, understanding or commitment or any right or privilege capable of becoming an agreement, for (i) the purchase from the Sellers of any of the Corporation's Shares, or (ii) for the purchase, subscription, allotment or issuance of, or conversion into convertible securities, warrants or convertible obligations of any nature, any of the unissued shares in the capital of the Corporation or any securities of the Corporation.

(3)      Status

         (a) The Corporation is a corporation duly incorporated and validly subsisting in all respects under the laws of its respective jurisdiction of incorporation. The Corporation has all necessary corporate power to own its

              Properties and to carry on its Business in the states as it is now being conducted. The Corporation has not qualified to conduct business or own assets in any state other than Idaho and Montana.

         (b) To the best of the Sellers' knowledge, the Corporation is duly registered, licensed and qualified in each jurisdiction in which the character of its property and assets now owned by it or the nature of its business now conducted by it requires it to be so registered, licensed or qualified and all such registrations, licenses or qualifications are valid and subsisting and in good standing, and the Corporation has filed all returns required to be filed and has paid all fees and taxes required to be paid by it to maintain such registrations, licenses or qualifications.

(4) No Violation. The execution, delivery and performance of this Agreement by the Sellers, and the completion of the transactions contemplated hereby, shall not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of the Corporation under:

         (a) any term or provision of any of the articles, by-laws or other constating documents of the Corporation;

         (b) the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the Corporation or the Sellers are a party or by which any of them is bound; or

         (c) any term or provision of any of the licenses of the Corporation or any order of any court, governmental authority or regulatory body or, to the best of the knowledge of the Sellers, any law or regulation of any jurisdiction in which the Business of the Corporation is carried on.

(5) Corporate Records. To the best of the knowledge of the Sellers, the corporate records and minute books of the Corporation have been maintained in accordance with reasonably accepted practice and in particular contain minutes of all meetings of the directors and shareholders of the Corporation and all such meetings were duly held. To the best of the knowledge of the Sellers, the share certificate books, register of security holders, register of transfers and any similar corporate records of the Corporation are complete and accurate.

(6) Authorized and Issued Capital. The authorized capital of the Corporation consists of two hundred fifty thousand (250,000) common shares, par value of one dollar ($1.00) each, of which

         74,506 common shares have been duly issued and are outstanding as fully paid and non-assessable shares, and 29,871 are issued and held as Treasury Stock of the Corporation. The Sellers own 100% of the issued and outstanding common shares of the Corporation as the shareholder of record and as the beneficial owners, with good and marketable title thereto free and clear of any and all Encumbrances.

(7) Shareholders Agreements, Etc. As of Closing, there will be no shareholders' agreements, pooling agreements, voting trusts, stock options, or other similar agreements with respect to the ownership or voting of any of the Corporation's Shares.

(8) Financial Condition. To the best of the knowledge of the Sellers, the financial position and all financial transactions of the Corporation are presented fairly in its books and records. The Financial Statements, including the notes thereto, present fairly the financial position of the Corporation, including the assets and liabilities of the Corporation normally recorded in the Financial Statements as at the dates stated therein and the balance statement, income statement and cash flow statement for the respective periods indicated in such financial statements, and the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as specifically otherwise described in the Financial Statements.

(9) No Material Adverse Change. Since August 31, 1993, there has been no material adverse change in the Business or Condition of the Corporation from that shown in the Financial Statements as of such date.

(10) Environmental. To the best of the Sellers' knowledge, information and belief the Corporation has obtained, now and has at all times in the past been in all material respects, in compliance with all permits, licenses, approvals or other authorizations with respect to the business of the Corporation that are currently required or that were required in the past with respect to the business, operations and assets of the Corporation pursuant to any federal, state or local law, regulation, ordinance or other requirement of the United States or of any state, municipality or other subdivision of any thereof relating to pollution or protection of the environment. The Corporation has not received any notice from a governmental authority or third party of any actual or potential violation of or liability for noise, pollution or contamination of the air, surface, water, groundwater or land; solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; exposure to hazardous or toxic substances; or the manufacture, processing distribution in commerce, use or storage of chemical substances.

(11) Liabilities of the Corporation. There are no liabilities, debts or obligations (contingent or otherwise) of the Corporation of any kind whatsoever, and to the best of the knowledge of the Sellers there is no basis for assertion against the Corporation of any liabilities of any kind, other than:

         (a) liabilities disclosed or reflected in or provided for in the Financial Statements, and

         (b) liabilities incurred since the Statement Date, which were incurred in the ordinary course of the routine daily affairs of the Business of the Corporation and, in the aggregate, are not materially adverse to the Business of the Corporation, and

         (c) contingent liabilities otherwise specifically disclosed in this Agreement or the attached schedules.

(12) Outstanding Debts. The following amounts accurately represent the Corporation's outstanding debt to the following named parties as of the date specified, other than borrowings for working capital specified in Section 5.1(4)(viii):

         (a) the outstanding balance of all principal and interest on the Bank of Commerce Debt as of November 1, 1993, will be $713,190.18.

         (b) the outstanding balance of all principal and interest on the Key Bank Debt as of November 1, 1993, will be $673,957.88.

         (c) the obligations to repay certain cash advances made by Sellers, which are evidenced by certain promissory notes, all of which are dated October 8, 1993, are hereby stipulated to be payable in full as to both principal and interest on December 31, 1993, in the aggregate amount of $273,543.75 which notes shall not be presented for payment prior to December 31, 1993, or the date that Sellers are required to make any adjustment payment to Purchaser under Section 2.4 hereof, whichever is later.

(13) Dividends and Distributions. Since the Statement Date, the Corporation has not declared or paid any dividend or made any other distribution on any of its shares of any class, or redeemed or purchased or otherwise acquired any of its shares of any class, or reduced its authorized capital or issued capital or any options or warrants or otherwise granted a right to acquire any capital stock of the Corporation, or agreed to do any of the foregoing.

(14) Litigation. There are no actions, suits, proceedings or investigations, whether or not purportedly on behalf of the Corporation, pending or, to the best of the knowledge of the Sellers, threatened, by or against or affecting the Corporation, at law or in equity, or before or by any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except as disclosed in the Financial Statements of the Corporation and except as set forth in Schedule B. The Sellers are not aware of any existing grounds on which any such action, suit, proceeding or investigation against the Corporation might be commenced with any reasonable likelihood of success.

(15) Title to Assets. The Corporation is the owner of and has good and marketable title to all of its properties and assets, including, without limitation, all properties and assets reflected in the Financial Statements, and all properties and assets acquired by the Corporation after the Statement Date, free and clear of all Encumbrances whatsoever, subject to Subsection 3.1(14) hereof, except for:

         (i) the properties and assets disposed of, utilized or consumed by the Corporation since the Statement Date in the ordinary course of the Business of the Corporation;

         (ii) liens for taxes not yet due and payable; and

        (iii) those items that have been disclosed in writing to Purchaser or in Schedule C-1.

(16)     Properties.

         (a) Schedules C-1 and C-2 attached hereto lists all Properties owned by the Corporation.

         (b) The Corporation is the beneficial owner of the Properties, free and clear of any and all Encumbrances, except for liens for current taxes not yet due, and Encumbrances associated with the Key Bank Debt and the Bank of Commerce Debt.

(17) Subsidiaries and Other Interests. The Corporation has no subsidiaries and does not own any securities issued by, or any equity or ownership interest in, any other person, except as indicated in its Financial Statements.

(18) Restrictions on Doing Business of the Corporation. The Corporation is not a party to or bound by any agreement which would restrict or limit its right to carry on any business or activity or to solicit business from any person or in any geographical area or otherwise to conduct the Business of the

         Corporation as the Corporation may determine. The Corporation is not subject to any legislation or any judgment, order or requirement of any court or governmental authority which is not of general application to persons carrying on a business similar to the Business of the Corporation. To the best of the knowledge of the Sellers, there are no facts or circumstances which could materially adversely affect the ability of the Corporation to continue to operate the Business of the Corporation as presently conducted following the completion of the transactions contemplated by this Agreement.

(19) Good Standing of Agreements. To the best of the knowledge of the Sellers, the Corporation is not in default or breach of any of its obligations under any one or more contracts, agreements (written or oral), commitments, indentures or other instruments to which it is a party or by which it is bound and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach. All such contracts, agreements, commitments, indentures and other instruments are now in good standing and in full force and effect without amendment thereto, the Corporation is entitled to all benefits thereunder and, to the best of the knowledge of the Sellers, the other parties to such contracts, agreements, commitments, indentures and other instruments are not in default or breach of any of their obligations thereunder. Except for Sellers' guarantees and pledges of security in relation to the Key Bank Debt and the Bank of Commerce Debt, there are no contracts, agreements, commitments, indentures or other instruments under which the Corporation's rights or the performance of its obligations are dependent upon or supported by the guarantee of or any security provided by any other person.

(20) Tax Liabilities. Except as disclosed in Schedule D, to the best of the knowledge of the Sellers, the Corporation has filed all tax and other returns required to be filed by it and has paid all taxes which are due and payable and has paid all assessments and reassessments and paid or duly provided for all other governmental, including federal, state and local taxes and charges, penalties, interest and fines due and payable by it. The Corporation has been assessed with respect to all fiscal periods up to and including the fiscal period ended August 31, 1993. As of the date hereof, no taxation authority has disagreed with or raised any material issues concerning the information contained in any tax returns filed by the Corporation. Adequate provision has been made for taxes which may be payable by the Corporation for the current period for which tax returns are not yet required to be filed and all installments of taxes in the current year have been paid in accordance with the applicable statutory requirements. There are no agreements, waivers or other arrangements providing for an extension of time with respect to any assessment or reassessment or the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation and there are no actions, suits, proceedings or investigations for claims now pending or threatened against the Corporation in respect of taxes, governmental charges or assessments or any matters under discussion with any governmental authority relating to the same. The Corporation has withheld from each payment made to any of its officers, directors or employees, present and past, the amount of all taxes, including but not limited to income tax and other deductions required to be withheld therefrom and has paid the same to the proper tax or other receiving officer within the time required under any applicable legislation.

(21) Other Returns. To the best of the knowledge of the Sellers, the Corporation has filed all returns required and called for under any statutes, regulations of any jurisdiction in which the failure to file such returns would have a material adverse effect on its assets or business and such returns were completed substantially in accordance with the provisions of such statutes.

(22) Compliance with Laws. To the best of the knowledge of the Sellers, the Corporation is not in violation of any federal, state, municipal or other law, regulation or order of any government or governmental or regulatory authority, domestic or foreign.

(23) Copies of Documents. Complete and correct copies (including all amendments) of all contracts, leases and other documents referred to in this Agreement or any Schedule hereto or required to be disclosed hereby to which the Corporation is a party have been delivered to or made available to the Purchaser.

(24) Disclosure. No representation or warranty contained in this Section 3.1, and no statement contained in any Schedule, certificate, list, summary or other disclosure document provided or to be provided to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

3.2      Representations and Warranties by the Purchaser

         The Purchaser hereby represents, warrants and covenants to the Sellers as follows, and acknowledges that the Sellers are relying upon such representations, warranties and covenants in connection with the purchase of the Corporation's Shares by the Purchaser as herein provided:

(1) Corporate Authority and Binding Obligation. Subject to obtaining Board of Directors approval prior to the Closing Date, the Purchaser has good right, full corporate power and authority to enter into this Agreement and to purchase the Corporation's Shares from the Sellers and to issue the Purchaser's Shares to the Sellers in the manner contemplated herein and to perform all of the Purchaser's obligations under this Agreement. The Purchaser has taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement and the purchase of the Corporation's Shares from the Sellers and the issue of the Purchaser's Shares to the Sellers. Except as hereinabove provided, this Agreement is a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms subject to the laws affecting the enforcement of creditors rights generally and the availability of discretionary judicial remedies.

(2) Status. The Purchaser is a corporation duly incorporated and validly subsisting in all respects under the laws of its jurisdiction of incorporation.

(3) No Violation. The execution, delivery and performance of this Agreement and each of other agreements contemplated or referred to herein by the Purchaser, and the completion of the transactions contemplated hereby, shall not constitute or result in a violation or breach of or default under, or cause the acceleration of any obligations of the Purchaser under:

         (a) any term or provision of the certificate of incorporation, by-laws or other constating documents of the Purchaser,

         (b) the terms of any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction to which the Purchaser is a party or by which it is bound, or

         (c) any term or provision of any of the licenses or any order of any court, governmental authority or regulatory body or any law or regulation of any jurisdiction in which the Business of the Purchaser is carried on.

(4) Purchaser's Shares. The Purchaser's Shares to be delivered to Sellers at Closing shall be duly authorized and validly issued and such shares when issued will be fully paid and non-assessable. Subject to Section 5.2(2), the Purchaser's Shares shall not be registered under the Securities Act of 1933 or any comparable state securities law and shall therefore be held by Sellers as restricted stock for investment purposes. Each certificate for the Purchaser's Shares shall contain the following legend:

                  "The shares represented by this certificate have not been
              registered under the Securities Act of 1933, as amended, or under the securities laws of any state or other jurisdiction and may not be sold, offered for sale or otherwise transferred unless registered and qualified under said Act and applicable state's securities laws or unless the company receives an opinion in acceptable form and scope of counsel satisfactory to the company that registration, qualification or such other actions are not required under any such laws."

(5) Compliance with Laws. The Purchaser is not in violation of any federal, state, municipal or other law, regulation or order of any government or governmental or regulatory authority, domestic or foreign, the violation of which would have a material adverse effect on the Purchaser and its consolidated subsidiaries taken as a whole.

(6) Disclosure. No representation or warranty contained in this Section 3.2, and no statement contained in any Schedule, certificate, list, summary or other disclosure document provided or to be provided to the Sellers pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

                                   ARTICLE 4

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

4.1  Survival of Representations and Warranties

         The representations, warranties and covenants contained in Article 3 shall survive the Closing and shall continue in full force and effect thereafter for the benefit of the Purchaser or the Sellers, as the case may be, provided, however, that:

              (i) the representations, warranties and covenants contained in
                  Article 3, except those relating to tax liabilities and the due allotment and issuance of the Purchaser's Shares, shall continue only for a period of two (2) years from the Closing Date;

             (ii) the representations, warranties and covenants relating to tax liabilities for a particular taxation year shall continue until the expiration of the period (if any) during which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties in respect of such taxation year under applicable legislation could be issued, assuming that the Corporation or the Purchaser, as the case may be, does not file any waiver or similar document extending such period as otherwise determined; and

            (iii) there shall be no time limit in respect of the
                  representations, warranties and covenants relating to tax liabilities based upon any misrepresentation made or fraud committed in the filing of a return or in supplying information for the purposes of the United States Internal Revenue Code or any other legislation imposing a tax.

                                   ARTICLE 5

                                   COVENANTS

5.1  Covenants by the Sellers

         The Sellers covenant to the Purchaser that they shall do or cause to be done the following:

(1) Inspection of Records. During the Interim Period, the Sellers shall provide and shall cause the Corporation to provide, and shall permit the Purchaser and its duly authorized representatives, including the Purchaser's agents, accountants and attorneys, reasonable access during business hours to all the facilities, properties, books, contracts, commitments and records of the Corporation and shall furnish to the Purchaser during such period all such information relating to the assets, liabilities and other material aspects of the Business of the Corporation as the Purchaser may reasonably request, and the Sellers shall permit the Purchaser to take relevant extracts from such books, contracts, commitments and records; provided that the Purchaser shall maintain strictly confidential any and all materials so obtained or used and shall not use such materials for any purpose other than the completion and implementation of the purpose and intent of this Agreement and the transactions contemplated hereunder.

(2) Transfer of Corporation's Shares. At or before the Closing Time, the Sellers shall cause all necessary steps and corporate proceedings to be taken to permit the Corporation's Shares to be duly and regularly transferred to the Purchaser. Prior to the Closing Time, Sellers shall take all steps and execute the necessary documents to waive and release any and all cross- purchase rights, and any restrictive legends appearing on the stock certificates of the Corporation's Shares and certify that all stock option rights with respect to the Corporation shall be null, void and legally unenforceable.

(3) New Agreements. Prior to the Closing Time, the Sellers shall cause the Corporation to enter into agreements with the persons specified in Schedule E, which agreements shall be substantially in the form attached thereto.

(4) Business of Corporation During Interim Period. During the Interim Period, the Corporation shall operate its business only in the usual and ordinary course and shall (i) preserve intact its business organization and goodwill in all material respects and continue to operate in the ordinary course of business; (ii) maintain existing contracts for sale and delivery of Products; (iii) keep available the services of its officers and key employees; and (iv) maintain intact its relationships with customers, suppliers, distributors and others having business relationships with it, and the Corporation shall not without the prior written consent of Purchaser, (i) amend or otherwise change its charter or by-laws; (ii) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character obligating it to issue such securities; (iii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) with respect to its capital stock; (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (v) enter into any agreement, commitment or transaction (including, but not limited to, any capital expenditure or sale of assets), except for the agreements specified in Section 5.1(3) and other than for an aggregate amount not exceeding $10,000 which shall be necessary in the ordinary course of business; (vi) grant any increase in the compensation payable or to become payable by the Corporation to any of their respective directors, officers or employees, or any increase in or new agreements or arrangements providing for any bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options or stock appreciation rights) made to, for or with any director, officer or employee; (vii) enter into any employment agreement, grant any severance or termination pay with or to any officer, director or employee of the Corporation; or (viii) borrow funds, except for working capital requirements in the ordinary course of business not to exceed one hundred thousand dollars ($100,000).

(5) Verification of scoria and peat reserves. Immediately upon execution of this Agreement, Sellers shall cause the Corporation to make available to Purchaser access to Seller's Properties and sources of supply for scoria and peat in order to enable Purchaser, at its expense, to undertake a program of exploratory trenching to verify the color, quantity, and extent of the deposits and sources supplying the Corporation's scoria and peat.

(6) Sale of Purchaser's Shares. Each Seller shall notify the Purchaser when it has disposed of all of Purchaser's Shares held by such Seller.

5.2  Covenants by the Purchaser

         The Purchaser covenants to the Sellers that it shall do or cause to be done the following:

(1) Issue of Purchaser's Shares. At or before the Closing Time, the Purchaser shall cause all necessary steps and corporate proceedings to be taken in order to issue and allot the Purchaser's Shares to the Sellers pursuant to Section 2.3 hereof.

(2) Registration and Listing of Purchaser's Shares. Subject to the conditions specified below, the Purchaser shall as promptly as practicable prepare and file with the SEC no later than ten (10) business days after Closing and thereafter use its best efforts to cause to become effective as promptly as practicable a registration statement for a public offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act (or any successor to such rule permitting securities to be registered on a continuous or delayed basis in the future) covering the Purchaser's Shares in order to permit the public sale or disposition of the Purchaser's Shares by the Sellers;

         (a) The Purchaser will prepare and file with the SEC amendments and supplements to such registration statement and the prospectus used in connection therewith (i) as may be necessary to keep such registration statement effective under the Securities Act for a period of two (2) years from the Closing Date (subject to earlier termination in the event all the Purchaser's Shares held by the Sellers have been sold prior to the end of such two-year period).

         (b) The Purchaser will furnish to the Sellers such number of copies of the registration statement and such prospectus and amendment or supplement as the Sellers shall reasonably request.

         (c) The Purchaser will notify the Sellers in the event any prospectus then in use contains any untrue statement of a material fact or any omission of a material fact necessary to make the statements therein in light of the circumstances under which they are made not misleading.

         (d) The Purchaser will use its best efforts to register or qualify such Purchaser's Shares covered by such registration statement under such other securities or "blue sky" laws of such jurisdictions as any Sellers of Purchaser's Shares representing more than 15% of the total number of securities covered by such registration statement shall reasonably request, and do any and all other acts and things that may be necessary or advisable to enable such Sellers to consummate the disposition in such jurisdictions of such Purchaser's Shares owned by such Sellers; provided, however, that the Purchaser shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (d) be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction.

         (e) If the Purchaser shall furnish to the Sellers a certificate signed by the Chairman and Chief Executive Officer, the President or any Vice President of the Purchaser stating that the Purchaser would be required to disclose in such registration statement or amendment or supplement to such registration statement and the prospectus used in connection therewith a material business situation, transaction or negotiation affecting the Purchaser not otherwise then required in the opinion of the Purchaser's counsel, by law to be publicly disclosed and such disclosure would, in the opinion of the Purchaser, materially and adversely affect such business situation, transaction or negotiation, the obligation of the Purchaser to file such registration statement or the prospectus used in connection therewith (or to keep such registration statement or prospectus effective) shall be tolled until the earlier to occur of (A) the date of public disclosure of such material business situation, transaction or negotiation or (B) the date on which the Purchaser would no longer be required to make such disclosure; provided, however, that such period may not be tolled for more than sixty (60) days.

         (f) The Purchaser shall use its best efforts to list the Purchaser's Shares issued to Sellers on the New York Stock Exchange.

         (g) The Purchaser shall pay all Registration Expenses in connection with the registration of Purchaser's Shares; provided that the Sellers shall pay all underwriting discounts and commissions and transfer taxes, if any (and any other expenses specifically excluded from the definition of Registration Expenses), relating to the sale or disposition of Purchaser's Shares by a Seller pursuant to a registration statement effected pursuant to this Agreement.

         Notwithstanding the foregoing, the Purchaser shall not be obligated to enter into any type of underwriting agreement.

         Each Seller who holds Purchaser's Shares agrees that upon receipt of any notice from the Purchaser of the happening of any event of the kind described in clause (c) of this Section 5.2(2), such holder will forthwith discontinue disposition of Purchaser's Shares pursuant to the registration statement covering such Purchaser's Shares until the Sellers receive copies of a prospectus supplemented or amended so that the prospectus does not contain any untrue statement of a material fact or any omission of a material fact necessary to make the statements therein in light of the circumstances under which they are made not misleading. In addition, each Seller who holds Purchaser's Shares agrees that upon receipt of a certificate from Purchaser of the kind described in clause (e) of this Section 5.2(2), such holder will forthwith discontinue disposition of Purchaser's Shares pursuant to the registration statement covering such Purchaser's Shares until the earlier of (A) the date of public disclosure of such material business situation, transaction or negotiation or
(B) the date on which the Purchaser would no longer be required to make such disclosure.

         The Purchaser may require the Sellers holding Purchaser's Shares to furnish to the Purchaser and its counsel such information regarding each of the Sellers and the distribution of such securities as the Purchaser may from time to time reasonably request in writing. Such information may be included in the registration statement and other SEC filings as required by applicable law.

(3) Trading Limitation of Purchaser's Shares. Upon the registration and listing of Purchaser's Shares pursuant to Section 5.2(2) hereof, Sellers shall not, in the aggregate, dispose of more than 50,000 of the Purchaser's Shares during any one trading day. In addition, so long as Sellers continue to hold at least twenty percent (20%) of the Purchaser's Shares held by them upon consummation of the transactions contemplated by this Purchase Agreement, Purchaser shall notify Sellers of the pendency of a sale under any public offering by Purchaser of Purchaser's common stock or any other Purchaser equity security, in which event none of the Sellers nor any of their affiliates shall effect any sales of any Purchaser's Shares within twenty (20) days prior to the commencement of or during such offering.

(4)      Release of Sellers Guarantee of Corporation's Debt.  Within thirty
         (30) days after Closing, Purchaser shall restructure, repay, or otherwise address the Key Bank Debt and the Bank of Commerce Debt to provide for the release of any guarantee for these debts by Sellers, including the release of any security granted by any of the Sellers.

(5) Nontransferability & Nonassignability. The covenants of Section 5.2(2) hereof shall be personal to the Sellers individually, and shall not be transferable or assignable under any circumstances.

5.3      Confidentiality

         Prior to the Closing Time and, if the transactions contemplated hereby are not completed, at all times after the Closing Time, each party hereto shall keep confidential all information obtained by it relating to the Corporation, the Business of the Corporation, the Purchaser and the Business of the Purchaser, as the case may be, except such information which (i) prior to the date hereof was already in the possession of such party, as demonstrated by written records, (ii) is generally available to the public, other than as a result of a disclosure by such party, or (iii) is made available to such party on a non-confidential basis from a source other than the other party (or its representatives). Each party further agrees that such information shall be disclosed only to those of its employees and duly authorized representatives of its advisors who need to know such information for the purposes of evaluating and implementing the transactions contemplated hereby. Notwithstanding the foregoing provisions of this Section 5.3, the obligation to maintain the confidentiality of such information shall not apply to the extent that disclosure of such information is required in connection with governmental or other applicable filings relating to the transactions hereunder, provided that, in such case, unless the other party otherwise agrees, a party shall, if possible, request confidentiality in respect of such governmental or other filings. For greater certainty, if the transactions contemplated hereby are not completed, this Section 5.3 shall survive the termination of this Agreement. The obligations set forth in this Section 5.3 shall supersede and replace the obligations of the parties set forth in the Confidentiality Agreements between the parties dated October 14, 1992, and March 22, 1993.

                                   ARTICLE 6

                                   CONDITIONS

6.1  Conditions to the Obligations of the Purchaser

         Notwithstanding anything herein contained, the obligation of the Purchaser to complete the transactions provided for herein shall be subject to the fulfillment of the following conditions for the exclusive benefit of the Purchaser at or prior to the Closing Time, and the Sellers shall cause such conditions to be fulfilled or performed insofar as they relate to matters within its control:

(1) Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Sellers contained in this Agreement or in any documents delivered in order to carry out the transactions contemplated hereby shall be true and accurate on the date hereof and at the Closing Time with the same force and effect and as though such representations and warranties had been made as of the closing Time (regardless of the date as of which the information in this Agreement or in any Schedule or other document made pursuant thereto is given). In addition, the Sellers shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Time. In addition, the Sellers shall have delivered to the Purchaser a certificate signed by all Sellers confirming that the facts with respect to each of such representations and warranties by the Sellers are as set out herein at the Closing Time and that the Sellers have performed all covenants required to be performed by it hereunder.

(2) No Restraining Proceedings. No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Purchaser, is likely to result in an order, decision or ruling,

         (a) to disallow, enjoin, prohibit or impose any limitations or conditions on the purchase and sale of the Corporation's Shares contemplated hereby or the right of the Purchaser to own the Corporation's Shares; or

         (b) to impose any limitations or conditions which may have a material adverse affect on the Business or the Condition of the Corporation.

(3) No Material Adverse Change. During the Interim Period, there shall have been no material adverse change in the Business or Condition of the Corporation considered as a whole and no legislation (whether by statute, by-law, regulation or otherwise) shall have been enacted or introduced which materially and adversely affects or may materially and adversely affect the Business or the Condition of the Corporation considered as a whole.

(4) Regulatory Approvals. There shall have been obtained from all governmental, administrative and regulatory bodies having jurisdiction, such approvals or consents without conditions unacceptable to the Purchaser, acting reasonably, as are required in connection with the transactions contemplated hereunder.

(5) Opinion of Sellers' Counsel. At the Closing Time, the Purchaser shall have received an opinion of legal counsel for the Sellers dated the Closing Date substantially in the form of the draft opinion attached hereto as Schedule F.

(6) Compliance with Terms, Covenants and Conditions. All of the terms, covenants and conditions in this Agreement to be complied with or performed by the Sellers on or before the Time of Closing shall have been complied with or performed.

(7) Execution of Agreements. Prior to the Closing Time, the Sellers shall have caused the Corporation to enter into valid and binding agreements as specified in Section 5.1 (3).

(8) Non-Competition Agreement. At Closing Time, Sellers shall have executed and delivered to the Purchaser the Non-Competition Agreement appended to this Agreement as Schedule G.

(9) Directors Approval. The Purchaser shall have obtained approval of this Agreement and the transactions contemplated hereby by the Purchaser's Board of Directors.

(10) Amount of scoria and peat reserves. Purchaser's exploratory trenching program undertaken in accordance with Section 5.1(5) of this Agreement shall have established to Purchaser's satisfaction the existence of the following recoverable scoria and peat reserves: One million (1,000,000) tons of red scoria; two hundred thousand (200,000) cubic yards of black scoria; two hundred thousand (200,000) tons of gold pumice; and two hundred thousand (200,000) tons of peat.

(11)     Amount of Adjustment.  The Aggregate Difference specified in Section
         2.4 payable by Purchaser, if any, shall be less than one hundred eighty-six thousand dollars ($186,000). Sellers shall have the right to waive any amounts in excess of one hundred eighty-six thousand dollars ($186,000) in which event this provision shall not be a condition to Purchaser's obligations.

6.2  Conditions to the Obligations of the Sellers

         Notwithstanding anything herein contained, the obligations of the Sellers to complete the transactions provided for herein shall be subject to the fulfillment of the following conditions for the exclusive benefit of the Sellers at or prior to the Closing Time, and the Purchaser shall cause such conditions to be fulfilled or performed insofar as they relate to matters within its control:

(1) Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Purchaser contained in this Agreement or in any documents delivered in order to carry out the transactions contemplated hereby shall be true and accurate on the date hereof and at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time (regardless of the date as of which the information in this Agreement or in any Schedule or other document made pursuant hereto is given). In addition, the Purchaser shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Time. In addition, the Purchaser shall have delivered to the Sellers a certificate of a senior officer confirming on behalf of the Purchaser that the facts with respect to each of the representations and warranties of the Purchaser are as set out herein at the Closing Time and that the Purchaser has performed each of the covenants required to be performed by it hereunder.

(2) No Restraining Proceedings. No order, decision or filing of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Sellers, is likely to result in an order, decision or ruling:

         (a) to disallow, enjoin or prohibit the purchase and sale of the Corporation's Shares contemplated hereby or the issue and allotment of the Purchaser's Shares.

         (b) to impose any limitations or conditions which may have a material adverse affect on the Business or the Condition of the Purchaser.

(3) No Material Adverse Change. During the Interim Period, there shall have been no material adverse change in the Business or the Condition of the Purchaser considered as a whole and no legislation (whether by statute, by-law, regulation or otherwise) shall have been enacted or introduced which materially and adversely affects or may materially and adversely affect the Business or the Condition of the Purchaser and its consolidated subsidiaries considered as a whole.

(4) Regulatory Approvals. There shall have been obtained from all governmental, administrative and regulatory bodies having jurisdiction, such approvals or consents without conditions unacceptable to the Sellers, acting reasonably, as are required in connection with the transactions contemplated hereunder.

(5) Opinion of Purchaser's Counsel. At the Closing Time, the Sellers shall have received an opinion of legal counsel for the Purchaser dated the Closing Date substantially in the form of the draft opinion attached hereto as Schedule H.

(6) Compliance with Terms, Covenants and Conditions. All of the terms, covenants and conditions in this Agreement to be complied with or performed by the Purchaser on or before the Time of Closing shall have been complied with or performed.

(7)      Amount of Adjustment.  The Aggregate Difference specified in Section
         2.4 payable by Sellers, if any, shall be less than one hundred eighty-six thousand dollars ($186,000). Purchaser shall have the right to waive any amounts in excess of one hundred eighty-six thousand dollars ($186,000) in which event this provision shall not be a condition to Sellers' obligations.

6.3  Waiver or Termination by Purchaser

         The conditions contained in Section 6.1 hereof are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time. The Sellers acknowledge that the waiver by the Purchaser of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Sellers herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in Section 6.1 hereof are not fulfilled or complied with as herein provided, the Purchaser may, at or prior to the Closing Time at its option, rescind this Agreement by notice in writing to the Sellers and in such event, subject to Section 5.3 hereof, the Purchaser shall be released from all obligations hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Sellers then, subject to Section 5.3 hereof, the Sellers shall also be released from all obligations hereunder.

6.4  Waiver or Termination by Sellers

         The Conditions contained in Section 6.2 hereof are inserted for the exclusive benefit of the Sellers and may be waived in whole or in part by the Sellers, acting collectively, at any time. The Purchaser acknowledges that the collective waiver by the Sellers of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Purchaser herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in Section
6.2 hereof are not fulfilled or complied with as herein provided, the Sellers may, at or prior to the Closing Time at its option, collectively rescind this Agreement by notice in writing to the Purchaser and in such event, subject to
Section 5.3 hereof, the Sellers shall be released from all obligations hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Purchaser, then, subject to Section 5.3 hereof, the Purchaser shall also be released from all obligations hereunder. In the event of disagreement among the Sellers as to whether or not to waive any such condition, the decision of the holders of a majority of the shares of stock of the Corporation shall be binding upon and enforceable against all holders thereof in accordance with the terms of this Agreement.

                                   ARTICLE 7

                                ACKNOWLEDGEMENTS

7.1  Unregistered Shares

         Subject to Section 5.2(2) hereof, the Purchaser's Shares to be issued to the Sellers pursuant to the terms hereof will not be registered under the Securities Act of 1933 or under any applicable state law. The Sellers acknowledge that the Purchaser's Shares received by Sellers are subject to restrictions on resale. The Sellers represent and warrant to Purchaser that they are acquiring the Purchaser's Shares for their own accounts for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and the Sellers have no present intention or plan to effect any distribution of the Purchaser's Shares.

7.2  Nature of Purchase

         The Sellers shall receive the Purchaser's Shares issued to them by the Purchaser pursuant hereto as principals and shareholders of the Corporation, and not in any other capacity.

                                   ARTICLE 8

                                    CLOSING

8.1  Location

         Subject to the terms and conditions hereof, the Closing shall take place on the Closing Date commencing at the Closing Time at the offices of Purchaser in Coeur d'Alene, Idaho, or at such other place or places as may be mutually agreed upon by the Sellers and the Purchaser.

8.2  Transfer

         At the Closing, upon the fulfillment of all the conditions set out in
Article 6 which have not been waived in writing as herein provided, the Sellers shall deliver to the Purchaser a share certificate(s) of the Corporation representing the Corporation's Shares registered in the name of the Purchaser.

8.3  Payment

         Upon completion of the matters set forth in Section 8.2 above, the Purchaser shall deliver to the respective Sellers certificates for the number of Purchaser's Shares calculated in accordance with Section 2, representing the Purchaser's Shares registered in the names of the Sellers and countersigned by the Purchaser's transfer agent and registrar, as payment in full of the Purchase Price for acquisition of the Corporation's Shares.

8.4  Termination

         In the event that the Closing is not completed on the Closing Date, this Agreement and the transactions contemplated herein shall terminate and the parties hereto shall be released from any and all obligations arising hereunder, except those confidentiality obligations contemplated by Section 5.3 hereof.

                                   ARTICLE 9

                          INDEMNIFICATION AND SET-OFF

9.1  Indemnity by the Sellers

         (a) The Sellers hereby agree jointly and severally to indemnify and save the Purchaser harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cost, liability and expense which may be made or brought against the Purchaser or which the Purchaser may suffer or incur as a result of, in respect of or arising out of:

              (i) any non-performance or non-fulfillment of any covenant or agreement on the part of the Sellers
                   contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby;

              (ii) any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Sellers contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby; and

             (iii) all costs and expenses including, without limitation, legal fees incidental to or in respect of the foregoing.

         (b) The obligations of indemnification by the Sellers pursuant to Clause (a) of this Section 9.1 shall be:

               (i) subject to the limitations referred to in Section 4.1 hereof with respect to the survival of the representations and warranties by the Sellers; and

              (ii) subject to the provisions of Section 9.3 hereof.

9.2  Indemnity by the Purchaser

         (a) The Purchaser hereby agrees to indemnify and save the Sellers harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cost, liability and expense which may be made or brought against the Sellers or which the Sellers may suffer or incur as a result of, in respect of or arising out of:

               (i) any non-performance or non-fulfillment of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby;

              (ii) any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Purchaser contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby; and

             (iii) all costs and expenses including, without limitation, legal fees incidental to or in respect of the foregoing.

         (b) The obligations of indemnification by the Purchaser pursuant to Clause (a) of this Section 9.2 shall be:

              (i) subject to the limitations referred to in Section 4.1 hereof with respect to the survival of the representations and warranties by the Purchaser; and

              (ii) subject to the provisions of Section 9.3 hereof.

9.3  Provisions Relating to Indemnity Claims

         The following provisions shall apply to any claim by a party seeking indemnification (the "Indemnified Party") against the party from whom indemnity is sought (the "Indemnifying Party") pursuant to Sections 9.1 and 9.2 hereof.

         (a) The Indemnified Party shall give prompt notice to the Indemnifying Party of any loss or liability incurred by the Indemnified Party, stating the nature, basis and estimated amount thereof.

         (b) In case of any loss suffered by the Indemnified Party as a result of any breach of a representation, warranty or covenant herein contained (other than in respect of a claim by a third party against the Indemnified Party), such Indemnifying Party shall, provided such loss is covered hereby, forthwith after notice of such loss pay to the Indemnified Party an amount equal to such loss.

         (c) In case of any claim by a third party against the Indemnified Party in respect of which the Indemnifying Party may be required to provide indemnification pursuant to this Article, such Indemnifying Party shall be entitled to assume the defence of such claim, and after notice from such Indemnifying Party to the Indemnified Party of the Indemnifying Party's election to assume the defence thereof, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defence thereof, other than reasonable costs of investigation, unless such Indemnifying Party does not actually assume the defence thereof following notice of such election.
              The Indemnified Party shall make available to the Indemnifying Party and its attorneys and other authorized representatives, at all reasonable times, and subject to confidentiality as to certain information, all books and records of the Indemnified Party relating to such claim and shall render to such Indemnifying Party such assistance as may reasonably be required in order to ensure proper and adequate defence of any such claim.

         (d) The Indemnified Party shall not make any settlement of any such claim which might give rise to an obligation by the Indemnifying Party to indemnify it pursuant to this Article without the written consent of the Indemnifying Party. If the Indemnifying Party desires to effect a bona fide compromise or settlement of any such claim and the Indemnified Party should unreasonably refuse to consent to such compromise or settlement, then the Indemnifying Party's liability under this Article with respect to such claim shall be limited to the amount so offered in compromise or settlement together with all legal and other expenses which may have been incurred prior to the date on which the Indemnified Party has refused to consent to such compromise or settlement.

                                   ARTICLE 10

                               GENERAL PROVISIONS

10.1  Further Assurances

         Each of the Sellers and the Purchaser hereby covenants and agrees that at any time and from time to time after the Closing Date it shall, upon the request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

10.2  Notices

         All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed by first class registered mail or sent by telex, telecopier or other means of electronic transmission:

              (i) for the benefit of all the Sellers, to the following individual at:

                   Mountain West Bark Products, Inc.
                   4212 South Highway 191
                   Rexburg, Idaho  83440

                   Attention:  Gerald Taylor

                   Telecopier:  (208) 356-0200



              (ii) To the Purchaser at:

                   Hecla Mining Company
                   6500 Mineral Drive
                   Box C-8000
                   Coeur d'Alene, Idaho  83814-1931

                   Attention:  Vice President - General Counsel

                   Telecopier:  (208) 769-4159


or to such other address or telecopier number as the party to whom such notice, demand or other communication is to be given may hereafter have designated by notice given in the manner provided in this Section 10.2; and (x) if so mailed addressed as aforesaid, shall be deemed to have been given on the fourth Business Day following such mailing unless there is an interruption in the mails in which case it shall be deemed to have been given when received, and (y) if so delivered or sent by telex, telecopier or other means of electronic transmission, shall be deemed to have been given on the first Business Day following the transmittal thereof.

10.3  Counterparts

         This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and all of which collectively shall constitute one and the same instrument and executed facsimile copies shall be deemed for all purposes hereunder to be valid executed copies hereof.

10.4  Expenses of Parties

         Each of the parties hereto shall bear all expenses incurred by it in connection with this Agreement including, without limitation, the charges of its respective counsel, accountants, financial advisors and finders.

10.5  Brokerage and Finder's Fees

         Each of the parties hereto agree to indemnify the other party and hold the other party harmless in respect of any claim for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby which is caused by actions of such party or any of its affiliates.

10.6  Disclosure

         Except to the extent required by law, any regulatory authority have jurisdiction or any stock exchange on which the securities of the Purchaser are listed, neither any of the Sellers nor the Purchaser shall make public disclosure of this Agreement, or of the transactions provided for herein and therein without the prior written consent of the other party and the parties hereto shall cooperate in good faith as to the content and timing in making any such required or agreed public disclosure.

10.7  Assignment

         The rights of each of the parties hereunder shall not be assignable without the written consent of the other party.

10.8  Successors and Assigns

         This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.9  Entire Agreement

         This Agreement (including the Schedules referred to herein) and the documents referred to herein constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and any previous agreements or understandings, representations or warranties between the parties or information exchanged by and regarding the subject matter hereof, including without limitation the Letter of Intent, are merged into and superseded by this Agreement.

10.10  Waiver

         Except as otherwise expressly provided for herein, any party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing Time; provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such party.

10.11  Amendments

         No modification or amendment to this Agreement may be made unless agreed to by the parties hereto in writing.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

GERALD TAYLOR:                          GAE TAYLOR:




/s/ Gerald Taylor                       /s/ Gae Taylor
- ----------------------------            ----------------------------

FRANK J. DANIELS:                       SHARON D. DANIELS:




/s/ Frank J. Daniels                    /s/ Sharon D. Daniels
- ----------------------------            ----------------------------

DEE R. THUESON:                         DONNA THUESON:




/s/ Dee R. Thueson                      /s/ Donna Thueson
- ----------------------------            ----------------------------

CLAIR O. THUESON:                       ANN B. THUESON:




/s/ Clair O. Thueson                    /s/ Ann B. Thueson
- ----------------------------            ----------------------------


NEIL H. KNUDSEN:                        LINDA J. KNUDSEN:




/s/ Neil H. Knudsen                     /s/ Linda J. Knudsen
- ----------------------------            ----------------------------

HECLA MINING COMPANY:                   ATTEST:




/s/ Arthur Brown                        /s/ Michael B. White
- ----------------------------            ----------------------------
Arthur Brown                            Michael B. White
Chairman and Chief                      Secretary
  Executive Officer